Exhibit 5.35

FIRST TENNESSEE BUILDING 165 MADISON AVENUE SUITE 2000 MEMPHIS, TENNESSEE 38103 PHONE: 901.526.2000 FAX: 901.577.2303
www.bakerdonelson.com

CARLA PEACHER-RYAN, SHAREHOLDER

Direct Dial: 901.577.2268

Direct Fax: 901.577.0760

E-Mail Address: cpeacher@bakerdonelson.com

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re: Registration Statement of Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”), on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel in the State of Tennessee (the “State”) to Burlington Coat Factory Warehouse of Hickory Commons, Inc., Burlington Coat Factory Warehouse of Memphis, Inc. and Burlington Coat Factory Warehouse of Shelby, Inc., all of which are corporations organized under the laws of the State of Tennessee and each a guarantor under the Indenture (defined below) (the “Guarantors” and each a “Guarantor” and together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors and others, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and others and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, bylaws and certificates of existence of the Guarantors, (ii) resolutions of the Guarantors with respect to the issuance of the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as February 24, 2011, by and among the Issuer, the Guarantors and others and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith

Burlington Coat Factory Warehouse Corporation

November 22, 2011

Incorporation and Wells Fargo Securities, LLC. (the “Registration Rights Agreement”) and (vi) forms of the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations that may limit the rights of parties to obtain certain remedies and (iv) any implied covenants of good faith and fair dealing.

In addition, we do not express any opinion regarding the enforceability of the Guarantees in the event of non-compliance with the provisions of Tennessee Code Annotated §47-12-101 et seq.

Additionally, we express no opinions as to the enforceability of guaranties of unenforceable obligations.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Indenture has been duly authorized and validly executed and delivered by the Company and the Trustee thereunder, (ii) the Registration Statement becomes effective, (iii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iv) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Issuer upon payment of the consideration therefor provided for therein, and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Guarantees will be validly issued and binding obligations of the Guarantors.

The opinions expressed in this letter are given solely for the benefit of the Issuer, the Guarantors and their successors and assigns and may be relied upon by Kirkland & Ellis LLP, as the Issuer’s counsel, in connection with the issuance of the Exchange Notes and the filing of the Registration Statement and we hereby consent to the filing of this opinion as Exhibit 5.35 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the

Burlington Coat Factory Warehouse Corporation

November 22, 2011

category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinions expressed in this letter may not be relied upon, in whole or in part, by the Trustee under the Indenture or any of the holders of the Exchange Notes or their successors or assigns or counsel, respectively, or any others named above for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Tennessee and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Guarantees and the performance by the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the Guarantors as being material to them and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.